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                                                             Exhibit d(2)(A)(iv)

                               AMENDED SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

     For the services provided by T. Rowe Price Associates, Inc. on behalf of the following Series of ING Investors Trust (formerly known as The GCG Trust), pursuant to the Portfolio Management Agreement dated October 24, 1997, as amended, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates:

   SERIES                                               RATE
   ------                                               ----
   ING T. Rowe Price Capital                   0.50% of first $250 million
   Appreciation Portfolio                      0.40% of next $250 million
                                        once assets reach $500 million, 0.40% on
                                              all assets up to $1 billion;
                                                    0.35% thereafter

   ING T. Rowe Price Equity Income             0.40% of first $500 million;
   Portfolio                                         0.35% thereafter